Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:	AirNet Systems, Inc.	InvestQuest, Inc.
	Gary Qualmann	Bob Lentz
	(614) 409-4832	(614) 876-1900
AirNet Systems, Inc. Announces Definitive Agreement
to Sell Assets of Jetride, Inc.
COLUMBUS, Ohio (July 26, 2006) AirNet Systems, Inc. (AMEX: ANS) today announced that it has entered into a definitive agreement with Pinnacle Air, LLC (“Pinnacle”) to sell its passenger charter business, including the aircraft and substantially all of the aircraft-related assets of Jetride, Inc. (“Jetride”), a wholly-owned subsidiary, for $41 million in cash. The transaction is subject to standard closing contingencies and the receipt of requisite assurances from the FAA with respect to the proposed ownership change, and is expected to close during the third quarter 2006.
As a result of the transaction, AirNet expects to repay approximately $29 million of debt secured by the Jetride aircraft. Following repayment of Jetride’s debt and payment of applicable taxes and expenses related to the transaction, AirNet plans to use the remaining sale proceeds to further reduce the debt outstanding under its revolving credit facility.
Joel Biggerstaff, Chairman of the Board, Chief Executive Officer and President of AirNet Systems, Inc. stated, “The Board of Directors accepted an offer for Jetride from a company actively engaged in the passenger charter segment of the aviation market with a business plan that we believe is complementary to the one we have been implementing. Pinnacle will offer employment to all of the employees of Jetride, and AirNet will provide certain maintenance and other services to Pinnacle following completion of the transaction. For AirNet, we believe this sale immediately creates a much stronger balance sheet with significantly less debt, and affords our company the ability to focus on our core Delivery Services operations and flexibility to pursue other aviation services opportunities using our well-developed operating and service competencies.”
Bill Schwyhart, the managing partner of Pinnacle, commented, “We are excited to include the Jetride fleet and experienced personnel as part of our growing passenger charter business. This acquisition brings us a great team with which to continue to build our business, and we plan to continue to draw upon AirNet’s maintenance expertise to support our growth. This acquisition is very complementary to our business strategy and will enable us to continue expanding our national service footprint.”
Wynn Peterson, Senior Vice President of Jetride said, “We believe the acquisition by Pinnacle provides Jetride and its employees with a promising future, and we anticipate significant growth in our combined charter businesses. Pinnacle shares the same commitment to customers that our Jetride team has built over the past several years. We look forward to the opportunity to build our future together with the Pinnacle team as the newest addition to their organization.”
AirNet Systems, Inc.
AirNet Systems, Inc. focuses the Company’s resources on providing value-added, time-critical aviation services to a diverse set of customers in the most service-intensive, cost-effective manner possible. AirNet operates an integrated national transportation network that provides expedited transportation services to banks and time-critical small package shippers nationwide. Jetride, Inc., a wholly-owned subsidiary, provides Passenger Charter services nationwide to individuals and businesses. The Company’s aircraft are located strategically throughout the United States. To find out more, visit AirNet’s website at www.airnet.com.
Pinnacle Air, LLC
Pinnacle Air, LLC operates Pinnacle Air Executive Jet Charter and Pinnacle Air Services FBO (Fixed Base Operator). The Pinnacle Air fleet includes 9 Learjets, 2 Falcon 50s and 1 Citation VII and operates on a Federal Aviation Regulation Part 135 certificate, which was obtained in 2004. Primary aircraft operations are in Northwest Arkansas, Bridgeport, Connecticut and Las Vegas, Nevada. Pinnacle Air has received the prestigious Q-Star rating for safety, professionalism and performance.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Except for the historical information contained in this release of AirNet Systems,
Inc., the matters discussed, including, but not limited to, information regarding future economic performance and plans and objectives of AirNet’s management, are forward-looking statements that involve risks and uncertainties. When used in this release, the words “believe”, “anticipate”, “estimate”, “expect”, “intend”, “may”, “plan”, “project” and similar expressions are intended to be among statements that identify forward-looking statements. Such statements involve risks and uncertainties including, but not limited to, the following which could cause actual results to differ materially from any forward-looking statement: potential regulatory changes by the Federal Aviation Administration (“FAA”), Department of Transportation (“DOT”) and Transportation Security Administration (“TSA”), which could increase the regulation of AirNet’s business, or the Federal Reserve, which could change the competitive environment of transporting canceled checks; changes in check processing and shipment patterns of bank customers; the continued acceleration of migration of AirNet’s Bank customers to electronic alternatives to the physical movement of cancelled checks; the Company’s plans to increase the number of contracted air routes to achieve a more variable cost structure, disruptions to operations due to adverse weather conditions, air traffic-control-related constraints or aircraft accidents; potential further declines in the value of aircraft in AirNet’s fleet and any related asset impairment charges; the ability to successfully market the Passenger Charter business in light of global changes in the commercial airline industry; potential changes in locally and federally mandated security requirements; increases in aviation fuel costs not fully offset by AirNet’s fuel surcharge program; acts of war and terrorist activities; the acceptance of AirNet’s time-critical service offerings within targeted Express markets; technological advances and increases in the use of electronic funds transfers; the availability and cost of financing required for operations; the impact of unusual items resulting from ongoing evaluation of AirNet’s business strategies; as well as other economic, competitive and domestic and foreign governmental factors affecting AirNet’s markets, prices and other facets of its operations and, while AirNet expects to be able to close the sale of Jetride to Pinnacle, there can be no assurances that the standard closing conditions, as well as the FAA assurance, required by the definitive agreement will be satisfied and that closing will occur. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Please refer to the sections captioned “Forward-looking statements” and “Risk factors” in Item 7 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 of AirNet Systems, Inc. for additional details relating to risk factors that could affect AirNet’s results and cause those results to differ materially from those expressed in forward-looking statements.
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